Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 10th day of June, 2024 by and between ASP Isotopes Inc., a Delaware corporation (the “Company”), and Heather Kiessling (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean July 1, 2024 or such earlier date as mutually agreed to by Executive and the Company.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer and the Company wishes to employ the Executive in such capacity commencing on and as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:

1.
Employment and Duties. The Company agrees to employ, and the Executive agrees to serve as, the Chief Financial Officer of the Company. In such capacity, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities customary to this position and such other duties and responsibilities as the Company’s Chief Executive Officer and/or the Board of Directors of the Company (“Board”) may from time to time assign to the Executive.

The Executive shall devote her full business time and attention to the Company and its subsidiaries. Nothing in this Section 1 shall prohibit the Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to her area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; or (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations, provided, however, in each case, such activities (1) do not interfere with the Executive’s duties, authorities and responsibilities as the Chief Financial Officer of the Company; (2) are not in competition with the business and affairs of the Company; or (3) are subject to approval in advance by the Board.

2.
Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of her or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement, or until terminated in accordance with the provisions of Section 10 of this Agreement. “Employment Period” shall mean the period of Executive’s actual employment with the Company during the initial one (1)-year term plus one (1)-year renewals, if any.
3.
Place of Employment. The Executive’s services shall be performed at such location or locations as the Executive and the Chief Executive Officer shall determine, by mutual agreement. The Executive acknowledges that a significant amount of travel may be required.
4.
Base Salary. The Company agrees to pay the Executive a base salary (“Base Salary”) of US$400,000 per annum. Annual adjustments after the first year of the Employment Period shall be determined by the Board. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices and subject to required withholding and deductions.
5.
Incentive Compensation and Bonuses.
(a)
Annual Bonus: For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus (the “Annual Bonus”), if any, in the target amount of fifty percent (50%) of Base Salary, with the amount of such bonus determined from time to time by the Compensation Committee or the Board in its discretion. The Annual Bonus, if any, shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results. Annual Bonuses may be paid in a mixture of cash and Common Stock, the ratio of which will be determined by the Compensation Committee or the Board in its discretion. The number of shares granted in the Common Stock portion of the Annual Bonus (if any) shall be determined by dividing the value of the Common Stock portion of the Annual Bonus by either (i) the fair market value per share of Common Stock, as determined in good faith by the Board, or (ii) the closing sale price of the Common Stock on the trading day immediately preceding the applicable payment date, as reported by the principal trading market for the Common Stock.
(b)
Equity Awards and Incentive Compensation: During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Company (such awards under such plan or program, the “Share Awards”) as the Compensation Committee or Board may from time to time determine. Share Awards shall be subject to applicable plan terms and conditions and in such amounts and subject to such terms and conditions as determined by the Compensation Committee or the Board. Effective as of the Effective Date, the Board of Directors of the Company shall, as a material inducement to the Executive’s commencement of employment, award 400,000 shares of common stock which shall vest (subject to compliance with the vesting conditions set forth in the Company’s 2024 Inducement Equity Incentive Plan and applicable award agreement) in eight equal semi-annual installments over a four-year period beginning on the six-month anniversary of the Effective Date.
6.
Severance Compensation:

Upon termination of employment for any reason other than the Executive’s voluntary resignation pursuant to Section 10(e)(i) or termination for Cause pursuant to Section 10(c), the Executive shall receive her Accrued Benefits (as defined in Section 10(e)(i)) and will also be entitled to (A) a pro rata portion of the Executive’s Base Salary up to the date of termination, (B) all Share Awards earned and vested prior to the date of termination. With respect to any Share Awards held by the Executive as of her death, Disability or termination without Cause after the initial one (1)-year term, that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such Share Awards, so that all such Share Awards shall be fully vested and exercisable as of the Executive’s termination, such options (as well as any Share Awards that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (X) a period of one (1) year after the Executive’s termination or (Y) the original term of the option, if such Share Awards are an option. For the avoidance of doubt, the provisions of the immediately preceding sentence shall not be applicable in the event of the Executive’s voluntary resignation pursuant to Section 10(e)(i) or if the Company terminates this Agreement and the Executive’s employment with the Company without Cause during the initial one (1)-year term.

The Executive may continue coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and each of her “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). Upon the Executive’s termination of employment for any reason other than Executive’s voluntary resignation pursuant to Section 10(e)(i) or termination for Cause pursuant to Section 10(c), the Company shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Executive and any Qualified Beneficiary of the Executive, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date the Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive eighteen (18) month period following the date of the Executive’s termination of employment and (z) the date the Executive or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within ninety (90) days of its payment.

The payment to the Executive of any amounts or benefits arising as a result of the termination of the Executive’s employment are conditional upon the execution by the Executive of a full and final release of all claims and possible claims, in a form acceptable to the Company. Such full and final release shall include provisions requiring the affirmation of the continuance of the Employee's obligations following the end of her employment as outlined in this Agreement.

7.
Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of her duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.
8.
Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executives.

The Company shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for the Executive and one hundred (100%) of the additional incremental cost for any group medical, vision and/or dental coverage elected by the Executive for the Executive’s family. Notwithstanding the foregoing, (i) the Company reserves the right to impose an employee contribution requirement for health insurance premiums, and (ii) to extent payment of such cost will result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect, then the parties shall negotiate in good faith an alternative arrangement that places the Executive in substantially the same after-tax position. In addition, the Company reserves the right to change its employee benefit plan design and administration.

The Executive shall be entitled to air travel, as is reasonable and necessary for the performance of her duties and responsibilities, in accordance with the Company’s policies as approved by the Board.

9.
Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without Company approval in advance. The Executive shall not be entitled to carry over any accrued, unused vacation days from year to year.
10.
Termination of Employment:
(a)
Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate on such date and the Company’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be those set forth in Section 6 regarding severance compensation.
(b)
Disability. If during the term of this Agreement the Executive shall be prevented from performing her essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate. The Company’s obligation to the Executive under such circumstances shall be those set forth in Section 6 regarding severance compensation. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of her essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or her representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c)
Cause.
(i)
At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially her duties and responsibilities for the Company (other than any such failure resulting from the Executive’s death, Disability, or approved leave-of-absence) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed her duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following her receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.
(ii)
For purposes of this Section 10(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that her action or omission was in, or not opposed to, the best interest of the Company.
(iii)
Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 7; and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. Any unvested Share Awards shall be forfeited in accordance with the terms of the applicable Company equity incentive plan and award agreement(s).
(d)
For Good Reason or a Change of Control or Without Cause.
(i)
At any time during the term of this Agreement and subject to the conditions set forth in Section 10(d)(ii) below the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason” or for a “Change of Control” (as defined in Section 10(f)). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that she assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive of a title that is different from and subordinate to the title of Chief Financial Officer; provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division or unit; (C) a material reduction in Executive’s Base Salary or total annual cash compensation opportunity; or (D) material breach by the Company of this Agreement.
(ii)
The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until she shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of her intention to terminate this Agreement and her employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 10(d)(i), such election must be made within the twenty-four (24) months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 10(d)(i). In the event the Executive elects to terminate this Agreement for a Change in Control in accordance with Section 10(d)(i), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.

(iii)
In the event that the Executive terminates this Agreement and her employment with the Company for Good Reason or for a Change of Control or the Company terminates this Agreement and the Executive’s employment with the Company without Cause after the initial one (1)-year term, the Company shall pay or provide to the Executive (or, following her death, to the Executive’s heirs, administrators or executors) the severance compensation set forth in Section 6 above. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(iv)
The Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 10(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.
(e)
Without “Good Reason” by Executive or Without “Cause” by the Company.
(i)
By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least sixty (60) days to the Company. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason and other than for a Change of Control after the initial one (1)-year term, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the following (collectively, the “Accrued Benefits”): (i) any Base Salary earned through the date of termination to be paid according to Section 4; (ii) any earned but unpaid Annual Bonus to be paid according to Section 5(a); (iii) Executive’s pro-rated Annual Bous for the year of termination to be paid according to Section 5(a); (iv) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 7; (v) any accrued but unused vacation time through the termination date in accordance with Company policy; (vi) any accrued and vested benefits under the Benefit Plans; and (vii) all Share Awards earned and vested as of the date or termination. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(ii)
By the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least sixty (60) days to the Executive. The Company’s failure to renew the term of this Agreement pursuant to Section 2 hereof shall be deemed a termination by the Company without Cause, and no additional notice shall be required other than that provided for in Section 2. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay the Executive her Accrued Benefits (as defined in Section 10(e)(i)) and will also be entitled to all Share Awards earned and vested prior to termination. Notwithstanding the foregoing, upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause after the initial one (1)-year term, the Executive shall be entitled to receive her regular salary plus all benefits under the Benefit Plans for a period of 120 days after Executive’s last day of employment and continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to her last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following her last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of 120 days following the termination of employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(f)
Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.
(g)
Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.
11.
Confidential Information.
(a)
Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (collectively, the “Company Group”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans (“Confidential Information”), provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company Group, is the sole property of the Company Group, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of her employment, which is treated as confidential by the Company Group, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder. The Executive affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company Group.
(b)
Return of Confidential Information. In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company. The covenants and agreements in this Section 11 shall exclude excludes information (A) which is in the public domain through no unauthorized act or omission of Executive or (B) which becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group without breach of such source’s confidentiality or non-disclosure obligations to the Company Group.
12.
Non-Competition and Non-Solicitation.
(a)
The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s Business (as defined in Section 12(b)(1) below) is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.
(b)
The Executive hereby agrees and covenants that she shall not without the prior written consent of the Board, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided, however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:
(i)
Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. For purposes hereof, the Company’s “Business” shall mean research, development, techniques and technology in any manner involving or related to the separation of isotopes;
(ii)
Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;
(iii)
Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or
(iv)
Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in Paragraphs (i), (ii), (iii) and (iv) above, the restrictions of this Section 12(b) shall continue during the term of this Agreement and for a period of one (1) year thereafter.

13.
Employee Developments. The Executive is aware and understands that during the term of the Executive’s employment with the Company, the Executive may invent, create, develop, and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula (“Employee Developments”). The Executive agrees that all Employee Developments that may be developed or produced by the Executive during the Executive’s employment with the Company are and will be the property of the Company and that the Executive further agrees that he will, at the request of the Company, execute such documents the Company may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of the Company to the Company and he will cooperate with the Company in connection with any patent applications. In this regard, the Executive will, at all times, fully advise and inform the Company of all matters that the Executive may be developing or working on while employed by the Company. The Executive further agrees that upon the termination of her employment with the Company for any reason whatsoever, the Executive shall immediately deliver and surrender to the Company any and all plans, documents and other materials of any nature relating to the Employee Developments. The Company may provide additional compensation to the Executive as consideration for Employee Developments in accordance with any patent policy of the Company. The provisions of this Section 13 shall survive the termination of Executive’s employment with the Company and the termination of this Agreement.
14.
Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon her annual rate of pay during the Executive’s taxable year preceding her taxable year when her employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

15.
Miscellaneous.
(a)
Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.
(b)
During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and her heirs and representatives to the maximum extent provided by the laws of the State of Delaware and by Company’s bylaws and (ii) shall cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.
(c)
This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(d)
This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
(e)
The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)
All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.
(g)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, County of New Castle for any disputes arising out of this Agreement, or the Executive’s employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to her or its reasonable attorney’s fees and costs,

(h)
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.
(i)
The Executive represents and warrants to the Company, that she has the full power and authority to enter into this Agreement and to perform her obligations hereunder and that the execution and delivery of this Agreement and the performance of her obligations hereunder will not conflict with any agreement to which the Executive is a party.
(j)
The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

ASP ISOTOPES INC.

Signed: /s/ Paul Mann

By: Paul Mann

Its: Chief Executive Officer

Date: 11 June 2024

EXECUTIVE

Signed: /s/ Heather Kiessling

Name: Heather Kiessling

Date: 10 June 2024